Exhibit 99

Patterson Companies Reports Improved Third Quarter Operating Results

St. Paul, MN—February 21, 2008—Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated sales of $776,946,000 for the third quarter of fiscal 2008 ended January 26, an increase of 10% from $709,494,000 in the third quarter of fiscal 2007. This year’s third quarter encompassed one less selling day than the year-earlier period. Including this selling day in Patterson’s third quarter results would have had the effect of increasing consolidated sales by one to two percentage points. Net income came to $60,364,000 or $0.45 per diluted share, up 3% from $58,591,000 or $0.43 per diluted share in the third quarter of fiscal 2007.

Third quarter revenue and earnings growth was consistent with Patterson’s expectations. Revenues benefited from solidly higher sales of dental equipment, including basic equipment and CEREC 3D® dental restorative systems. As forecasted, earnings growth was affected by reduced gross margins, resulting largely from a shift in the quarter’s sales mix and pressure from the ongoing expansion of the medical unit’s branch office structure. In addition, Patterson’s results in last year’s third quarter included a nonrecurring $1.7 million tax benefit.

Sales of Patterson Dental, Patterson’s largest business, increased 9% to $584,942,000 in this year’s third quarter.

•	Sales of consumable dental supplies and printed office products increased 4%, or by 5% to 6% after giving effect to the reduced number of selling days in the quarter.

•

Sales of dental equipment increased a strong 13% in the third quarter. Sales of basic dental equipment, including digital radiography systems and related software, rose 14% during this period, while sales of the CEREC 3D® dental restorative system were up 10% year-over-year.

•	Sales of other services and products, consisting primarily of technical service parts and labor, software support services and artificial teeth, increased 21% in the third quarter.

Sales of the Webster Veterinary unit increased 14% in the third quarter of fiscal 2008 to $107,620,000. Sales of Patterson Medical, Patterson’s rehabilitation supply and equipment unit, rose 8% to $84,384,000, which included contributions from the branch offices that have been opened during the past year.

James W. Wiltz, president and chief executive officer, commented: “We are encouraged by Patterson’s third quarter operating results, which were driven in large part by the performance of our Patterson Dental unit. In addition to solid sales of consumable dental supplies, our dental business benefited from a strong rebound in equipment sales. We also are encouraged by the 10% year-over-year sales growth of the CEREC line. Now that the market transition to CEREC’s new software and crown milling chamber is largely behind us, we are starting to see a growing level of momentum in CEREC system sales. We believe the sales progress generated in the third quarter for both CEREC systems and basic dental equipment should continue in this year’s fourth quarter.”

He continued: “Patterson’s veterinary business remained strong during this period, even though the third quarter is the slowest period of our fiscal year for sales of such seasonal product as heartworm and flea and tick medications. We also are encouraged by the initial results of Patterson Medical’s branch office strategy, which is part of this unit’s initiative to strengthen its value-added business model. Three new branches were opened during the quarter, bringing to 12 the number of offices Patterson Medical was operating.”

During the third quarter, cash totaling $264 million was used to purchase approximately 8 million Patterson common shares. Under the expanded stock repurchase plan that was authorized on December 24, 2007, approximately 17 million shares remain available for repurchase.

Patterson is forecasting earnings of $0.50 to $0.52 per diluted share for the fourth quarter of fiscal 2008 ending April 26, which reflects the impact of shares repurchased in the third quarter. The Company also tightened its full-year 2008 guidance to $1.69 to $1.71.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:
R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

Third Quarter Conference Call and Replay

Patterson’s third quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. Listeners should go to this website at least 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived on Patterson’s web site. A replay of the third quarter conference call can be heard through February 28, 2008 by dialing 1-303-590-3000 and providing the 11108940 confirmation code.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 26, 2008	January 27, 2007	January 26, 2008	January 27, 2007
Net sales	$776,946	$709,494	$2,220,341	$2,059,255
Gross profit	269,138	250,266	758,571	708,309
Operating expenses	172,024	157,580	500,637	469,065

Operating income	97,114	92,686	257,934	239,244
Other income (expense), net	402	(1,701)	1,762	(5,044)

Income before taxes	97,516	90,985	259,696	234,200
Income taxes	37,152	32,394	98,047	85,788

Net income	$60,364	$58,591	$161,649	$148,412

Earnings per share:
Basic	$0.45	$0.43	$1.20	$1.08
Diluted	$0.45	$0.43	$1.19	$1.07

Shares:
Basic	134,050	135,601	135,247	137,189
Diluted	134,935	136,567	136,201	138,154

Gross margin	34.6%	35.3%	34.2%	34.4%

Operating expenses as a % of net sales	22.1%	22.2%	22.5%	22.8%

Operating income as a % of net sales	12.5%	13.1%	11.6%	11.6%

Effective tax rate	38.1%	35.6%	37.8%	36.6%

Return on net sales	7.8%	8.3%	7.3%	7.2%

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	January 26,	April 28,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$171,228	$241,791
Receivables, net	366,838	361,401
Inventory	288,777	250,207
Prepaid expenses and other current assets	36,681	33,091

Total current assets	863,524	886,490

Property and equipment, net	133,980	131,952
Goodwill and other intangible assets	773,147	762,930
Other	159,019	158,948

Total Assets	$1,929,670	$1,940,320

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$187,031	$182,761
Other accrued liabilities	175,631	144,694
Current maturities of long-term debt	130,052	50,014

Total current liabilities	492,714	377,469

Long-term debt	60,057	130,010
Other non-current liabilities	70,415	53,627

Total liabilities	623,186	561,106
Stockholders’ equity	1,306,484	1,379,214

Total Liabilities and Stockholders’ Equity	$1,929,670	$1,940,320

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 26,	January 27,	January 26,	January 27,
	2008	2007	2008	2007
Consolidated Net Sales
Consumable and printed products	$449,721	$420,934	$1,393,285	$1,295,143
Equipment and software	262,200	234,159	643,089	602,179
Other	65,025	54,401	183,967	161,933

Total	$776,946	$709,494	$2,220,341	$2,059,255

Dental Supply
Consumable and printed products	$294,638	$283,183	$900,175	$852,492
Equipment and software	231,564	205,265	553,286	525,515
Other	58,740	48,700	165,713	144,050

Total	$584,942	$537,148	$1,619,174	$1,522,057

Rehabilitation Supply
Consumable and printed products	$58,481	$54,057	$194,599	$179,784
Equipment and software	21,280	20,058	66,374	55,779
Other	4,623	3,968	13,236	11,896

Total	$84,384	$78,083	$274,209	$247,459

Veterinary Supply
Consumable and printed products	$96,602	$83,694	$298,511	$262,867
Equipment and software	9,356	8,836	23,429	20,885
Other	1,662	1,733	5,018	5,987

Total	$107,620	$94,263	$326,958	$289,739

Other Income (Expense), net
Interest income	$2,813	$1,868	$7,871	$5,935
Interest expense	(2,383)	(3,366)	(7,479)	(11,002)
Other	(28)	(203)	1,370	23

	$402	$(1,701)	$1,762	$(5,044)

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	January 26,	January 27,
	2008	2007
Operating activities:
Net income	$161,649	$148,412
Depreciation & amortization	19,497	19,337
Share-based compensation	5,954	5,881
Change in assets and liabilities, net of acquired	(18,967)	(56,718)

Net cash provided by operating activities	168,133	116,912

Investing activities:
Additions to property and equipment, net of acquired	(16,344)	(14,730)
Proceeds from disposals of property and equipment	—	9,163
Acquisitions	(12,967)	(12,665)

Net cash used in investing activities	(29,311)	(18,232)

Net cash used in financing activities	(215,865)	(169,089)
Effect of exchange rate changes on cash	6,480	(1,519)

Net decrease in cash and cash equivalents	$(70,563)	$(71,928)

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